Exhibit 15.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-232413) and the Registration Statements on Form S-8 (Registration No. 333-203114 and 333-210459) of Enlivex Therapeutics Ltd. of our report dated April 20, 2021 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Enlivex Therapeutics Ltd. included in this Annual Report on Form 20-F of Enlivex Therapeutics Ltd. for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

Yarel + Partners

/s/ Yarel + Partners

Tel- Aviv, Israel

April 30, 2021